THE SYMBOL "**" IS USED THROUGHOUT THIS EXHIBIT TO INDICATE THAT THE PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.



                      MANUFACTURING AND SUPPLY CONTRACT


     THIS AGREEMENT is made as of this 1st day of January 1993 (the "Effective Date"), by and between Liposome Technology, Inc. a corporation organized and existing under the laws of Delaware, with its principal office at 1050 Hamilton Court, Menlo Park CA 94025, (hereinafter "LTI"), and BEN VENUE LABORATORIES, INC., a corporation organized and existing under the laws of Pennsylvania, with principal manufacturing facilities at 300 Northfield Road, Bedford, Ohio 44146 (hereinafter "BVL").

                                   WITNESSETH

      WHEREAS, LTI is active in the pharmaceutical business and is the owner of all rights to certain proprietary technical information, patents and patent applications relating to the product defined in Schedule A, which is attached hereto (hereinafter "Product"); and WHEREAS, LTI desires to contract with BVL for the manufacture and supply of finished parenteral dosage forms of the Product; and

      WHEREAS, BVL possesses the requisite expertise, personnel and facilities for the manufacture and supply of finished parenteral dosage forms of the Product and is willing to manufacture and supply such Product to LTI;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions herein contained, LTI and BVL agree as follows:


                         ARTICLE 1 - DESCRIPTION OF WORK

      1.1. LTI shall from time to time at LTI's expense supply BVL with sufficient bulk quantities of active drug substance (hereinafter ADS) and other materials specified in Schedule 1.1 for the Product as needed in order to meet LTI's requirements for research and later for commercial quantities (following approval of the product by Regulatory Authorities) of Product in finished dosage form. During the pre-approval process, LTI will diligently proceed toward securing US Food and Drug Administration and other similar foreign Regulatory Authorities' (hereinafter individually or collectively "RA") approval, **

      1.2. Pursuant to subsequent provisions of this Agreement, BVL shall supply all, or a principal portion of, LTI requirements for research and commercial quantities of Product in finished dosage form. As used herein, the terms "Supply" or "Supplied" shall mean processing, formulating, packaging, compounding, freeze drying or lyophilizing (if applicable), bottling, labeling, testing, handling, procuring of components for or storage of the Product. Such Product shall meet Specifications as set forth in Schedule 1.2. (hereinafter "Specifications"). Subject to BVL's prior written consent, such consent not to be unreasonably withheld, LTI may, from time to time, change Specifications.

      1.3. LTI shall provide BVL with the manufacturing process for Product, and shall provide assistance to BVL for transfer of manufacturing process technology to BVL. BVL agrees to provide for selected LTI employees and agents to participate in research or manufacturing operations at BVL facilities as may be required to transfer technology or assist in the manufacture of certain lots of Product. BVL will provide training or other information to LTI employees as required to qualify them for such operations. BVL shall make known and make available, upon request, its policies, regulations and rules for employees and visitors to its facilities and LTI employees and agents will comply with all such BVL policies and procedures.

      1.4. Product labels may indicate that the Product has been manufactured for LTI by BVL. Except as required by law or federal regulation or to obtain RA, approval, LTI shall make no other use of BVL's name without BVL's prior written permission.


                       ARTICLE 2 - MANUFACTURING FACILITIES

      2.1. BVL represents that it has obtained all approvals required by RA for its manufacturing facilities and that its manufacturing facilities conform, and will in the future conform to, current Good Manufacturing Practices and all other applicable laws, regulations and guidelines as established by the RA from time to time. No material change in BVL's manufacturing or testing procedures shall be made without prior notice to LTI, except to the extent that such procedures are specific to the Product, in which instance no change shall be made without the prior written consent of LTI.

      2.2. BVL shall not make any changes or modifications to the manufacturing process for Product without the prior written agreement of LTI. BVL shall notify LTI of any deviations from BVL's standard operating procedures for the manufacturing process for Product during the manufacture of any lot of Product, such notification to be provided to LTI within ** of said deviation. BVL shall provide a written report, describing the nature of the deviation and of corrective actions planned to prevent reoccurrence, such report to be provided to LTI within ** of said deviation.

      2.3. Where such audits, reports and documentation actually or potentially affect Product; BVL shall, within ** after their occurrence and/or receipt by BVL, notify LTI of any RA and/or any other governmental or regulatory inspection or meetings, and shall provide to LTI a copy of any written Form 483 or any other similar governmental or regulatory citation or any RA and/or any other governmental or regulatory warning letter, pertaining to BVL facilities, or procedures. LTI reserves the right to review BVL's response to citations regarding Product or its manufacture prior to BVL's submission of any response to RA and/or any other governmental or regulatory authority. BVL shall provide LTI copies of any and all written responses to such Form 483's, or warnings, or other reports of meetings or audits, as well as follow up plans and actions within ** after their transmittal or issuance. Except as required by law, LTI will hold such notifications, citations, audits, and responses in confidence.

      2.4. BVL agrees to permit LTI to cite BVL's Drug Master File and provide LTI with copies of, or access to, such documents and reports regarding BVL's manufacturing facility as LTI may be required to include in submissions to RA to obtain approvals for Product.


                            ARTICLE 3 - SECOND SOURCE

      3.1. LTI may qualify a second source of supply other than BVL and **

      3.2. BVL will not produce any liposome- or lipid-based products which compete with Product ("Competing Product") without LTI's prior written approval.
**


                               ARTICLE 4 - VOLUMES

      4.1. LTI's estimates of its requirements for the period following RA approval of the Product are set forth in Schedule 4.1. It is expressly understood that the quantities shown in Schedule 4.1. are estimates only and are in no way binding on LTI.

      4.2. On the Effective Date, or as soon as practicable thereafter, LTI shall provide BVL with a firm purchase order for the quantity of product required for delivery prior to ** On or before ** LTI shall provide BVL with a forecast by ** of its requirements for the Product for the ** The first ** of such forecast, ** shall represent a binding commitment of LTI to purchase and BVL to supply such forecasted amount. On or before ** and thereafter on or before the last day of each ** LTI shall provide BVL with an updated forecast of its ** requirements for Product for the ** commencing ** after the due date for such forecast. The first ** of each forecast so provided shall likewise represent a binding commitment on LTI to buy and BVL to supply such forecasted quantity of Product in a timely manner.

      4.3. LTI will submit purchase orders in writing. Purchase orders may be on LTI's purchase order form, provided that any provision of any such purchase order form which is in addition to or inconsistent with any provision of this Agreement shall be ineffective and not binding on either party unless specifically agreed to in writing by an authorized representative of each party.

      4.4. In any one ** (as defined above), BVL agrees to supply Product for all purchase orders placed by LTI hereunder that are between ** of the applicable binding forecast for such ** submitted by LTI. BVL shall use reasonable efforts to supply Product ordered in excess or two hundred percent (200%) of such binding forecast.

      4.5. **

                            ARTICLE 5 - PRICE-PAYMENT

      5.1. The prices to be paid by LTI for quantities of Product purchased pursuant to Article 4 is specified in Schedule 5.1. subject to adjustment on ** by BVL for the next succeeding year. BVL shall notify LTI of price adjustments at least ** in advance of each anniversary of the Effective Date of this Agreement.

      5.2. In the event any of the prices for Product specified by BVL in a notice to LTI pursuant to Section 5.1 represents an increase of more than the percent change in ** over the price of the Product charged during the immediately preceding ** period, then, **

      5.3. All prices of Product shall be on the basis of F.O.B. shipping dock at BVL's plant in Bedford, Ohio.

      5.4. The purchase price for Product shall be paid to BVL no later than ** after the date of BVL's invoice to LTI. BVL will issue an invoice at such time as the ** such documents to be shipped by BVL no later than ** from date of manufacture (defined as sealing date). In the event of nonpayment of balances within ** BVL shall be entitled to assess a late payment charge equal to ** per month of the unpaid balance.

      5.5. LTI will not be required to pay BVL for any Product which does not conform to Specifications except that any production and testing procedure which has not been fully developed and validated may not be cited by LTI as a basis for nonconformance.


                               ARTICLE 6 - QUALITY

      6.1. LTI shall have the right, but not the obligation, to inspect BVL's quality control procedures and records and to obtain specimens of Product from BVL's production for analysis to confirm quality. LTI employees may perform inspections of BVL's manufacturing facilities. LTI employees who inspect BVL's facilities shall comply with BVL regulations and rules and LTI assumes all risk of loss and shall indemnify, defend and hold BVL harmless from all liability resulting from the presence of LTI employees at BVL facilities except when due to negligence or willful misconduct on the part of BVL and its employees.

      6.2. LTI or its vendor shall supply BVL with a copy of its protocol of analysis for the active drug substance (hereinafter "ADS") of the Product no later than the date of delivery of the ADS to BVL. LTI and BVL agree to supply the materials with specifications as designated in Schedule 1.1.

      6.3. The ADS may be delivered directly from LTI's vendor to BVL at ** With each shipment LTI shall provide or require the vendor to supply BVL with a completed copy of the vendor's protocol of analysis for ADS containing test results. BVL shall undertake testing of each shipment for compliance with the Specifications. If the ADS does not meet Specifications, BVL will immediately inform LTI, and BVL shall be excused from its obligation to supply Product to LTI until ADS meeting approved Specifications is delivered to BVL. Upon such delivery, BVL shall have a reasonable time in which to supply Product to LTI. To the extent BVL has existing stock of ADS which conforms to the approved Specifications, nothing in the foregoing shall relieve BVL of its obligation to Supply to LTI Product deriving from such conforming ADS.

     6.4. For each batch of Product produced by BVL, BVL shall undertake testing for compliance with the Specifications. Upon completion of testing, BVL shall submit to LTI a protocol of analysis listing testing results and all agreed upon records (including, but not limited to, the records identified on Schedule 6.2. attached hereto) for each lot of Product produced. Subject to BVL's prior consent, such consent not to be unreasonably withheld, LTI may, from time to time, change the records to be provided to LTI by BVL for each lot of Product produced.

      6.5. LTI Shall have ** upon receipt of shipment to inspect the Product to determine whether or not it conforms to the Specifications. LTI shall promptly give BVL written notice of any aspect in which Product fails to conform to Specifications. If LTI fails to notify BVL of any nonconformity within such ** period, LTI shall be deemed to have accepted the Product as shipped and, subject to BVL at all times storing such Product in conformance with specifications, all Product of the same batch remaining at BVL. If LTI notifies BVL of any non-conformity, payment of the invoice for the non conforming batch shall be held in abeyance until the dispute is resolved, unless the reason for the non-conformance is due to problems encountered by BVL through use of non-validated Production or Testing Procedures.

      6.6. BVL shall replace Product which fails to meet applicable specifications within ** In the event that BVL has insufficient inventory of ADS to manufacture all or part of the replacement Product required, to such ** day period shall be added such number of days as LTI and/or its vendor shall require to deliver the quantity of ADS that BVL shall reasonably require to manufacture such replacement Product.

      6.7. Pursuant to paragraph 6.5 herein, if LTI shall claim that any lot(s) of Product fail(s) to meet the Specifications because of BVL's failure to carry out any of its obligations under this Agreement, LTI and BVL will cooperate to investigate the source of the discrepancy. Additional testing required will be carried out by BVL and LTI. Results of such testing will be evaluated jointly and further action shall be negotiated. ** If LTI cannot justify any decision regarding such a batch BVL may seek to resolve such controversy by arbitration as specified in Section 18. In the event that ** BVL agrees to be responsible for any loss of raw materials supplied by LTI up to ** that fails. In addition, BVL will be responsible for all manufacturing costs incurred.

      6.8. LTI shall supply BVL with a Material Safety Data Sheet for the ADS and other materials supplied by LTI. BVL and LTI shall mutually develop safety procedures for the handling and manufacture of the Product and treatment or disposal of wastes relating thereto that comply with all federal and state environmental and occupational safety and health requirements, and such procedures shall be included in a separate document and shall be followed by BVL in performing services under this Agreement. BVL shall, in accordance with LTI's instructions, ship rejected ADS and/or rejected Product to such destination as LTI shall designate in writing. BVL shall not dispose of rejects or waste without prior consent from LTI. **

      6.9. In the event of the rejection of a batch of Product, BVL will cease further production of Product until such time as the results of the investigation has been communicated in writing to LTI, and LTI has confirmed the corrective action. **


                           ARTICLE 7 - INDEMNIFICATION

      7.1. LTI hereby holds harmless and indemnifies BVL against any and all claims, losses, liabilities, lawsuits, proceedings, costs and expenses, including, without limitation, reasonable attorneys' fees, and the cost of recalls, (hereinafter collectively referred to as "Claim" or "Claims") resulting from, arising out of or in connection with injuries and/or death to humans resulting from, arising out of or in connection with the injection or other use of the Product, including, without limitation, Claims based on negligence, warranty, strict liability or any other theory of product liability or violation of any applicable laws or regulations except to the extent that such injuries or violations were the result of BVL's action, inaction or negligence in the Supply of Product. If any Claim shall be made against BVL as to which this indemnification applies, BVL shall, as soon as reasonably practicable, inform LTI of such Claim and BVL shall not take any step nor conduct any legal proceeding before consulting and obtaining LTI's written consent thereto. At BVL's request, LTI and/or its insurers shall assume direction and control of the defense against such claim, including, without limitation, the settlement thereof at the sole option of LTI or its insurer. BVL may, at its option and expense, have its own counsel participate in any proceeding which is under the direction and control of LTI. BVL shall cooperate with LTI and its insurer in the disposition of any such matters. In addition, BVL may at any time relieve LTI of its responsibilities under this paragraph as to any other Claim.

      7.2. BVL hereby holds harmless and indemnifies LTI against any and all Claims (as defined in Section 7.1 above) resulting from, arising out of or in connection with the action, inaction or negligence of BVL in the Supply of Product. If any Claims shall be made against LTI as to which this indemnification applies, LTI shall, as soon as reasonably practicable, inform BVL thereof. At LTI's request, BVL and/or its insurers shall assume direction and control of the defense against such Claim, including, without limitation, the settlement thereof at the sole option of BVL or its insurer. LTI may, at its option and expense, have its own counsel participate in any proceeding which is under the direction and control of BVL. LTI shall cooperate with BVL and its insurer in the disposition of any such matters. In addition, LTI may at any time relieve BVL of its responsibilities under this paragraph 7.2 as to any other Claim.


                               ARTICLE 8 - SECRECY

      8.1. The confidentiality agreement signed by LTI and BVL, dated February 4, 1991, and attached hereto as Exhibit 8.1. shall apply to this agreement and shall form an integral part of it.

      8.2. Except as hereinafter provided, information provided by one party to the other party shall be treated as confidential (hereinafter "Confidential Information") by the other party. Confidential Information shall not include:

           (a) information which was known to the receiving party, prior to receipt from the delivering party;

          (b) information which was in the public domain or generally known to the trade at the time of receipt from the delivering party;

          (c) information which, other than by breach of this Agreement, enters the public domain or becomes generally known to the trade;

          (d) information which is disclosed to the receiving party by a third party who is free to make such disclosure;

          (e) information which is independently developed by the receiving party without use of the delivering party's Confidential Information; or

      8.3. Except as may be required by law, regulatory, administrative or judicial order, each party's Confidential Information shall be kept confidential by the other party and shall not be disclosed by such other party other than to its officers, employees and agents who are engaged in its operations relating to the Product, who have the need to know such Confidential Information. LTI may use BVL's Confidential Information only for the purpose of obtaining and maintaining regulatory approvals and no disclosure may be made outside of LTI's organization even for this purpose without the prior knowledge and consent of BVL.

      8.4. New techniques, inventions, processes and know-how (hereinafter "New Development") which are useful in the making, using or selling of the Product may be developed by BVL during the performance of this Agreement. To the extent LTI's Confidential Information is the principal basis for any such New Development, then LTI shall have ownership of such New Development and BVL ** BVL shall not use such New Development or LTI's Confidential Information to compete, or assist third parties to compete, directly or indirectly, with the sale of Product or any other product of LTI. BVL agrees to cooperate in the filing and prosecution of patent applications for any New Development owned by LTI, but LTI shall bear all associated expenses. As to any New Development which may be developed by BVL during the performance of this Agreement which relates to the manufacture of pharmaceutical products, and does not involve LTI's Confidential Information. BVL grants LTI a non-transferable, royalty-free, irrevocable, worldwide, non-exclusive license to make, have made, use or sell the New Development in connection with Product.

      8.5. The provisions of this Article 8 shall survive termination of this Agreement for any reason.

                                ARTICLE 9 - TERM

      9.1. This Agreement shall become effective on the date first stated above and, except as otherwise provided herein, shall be in effect for an initial term of ** So long as this Agreement is in force, it shall be automatically renewed for additional terms of ** each, unless one party shall elect to terminate this Agreement by notice thereof to the other party in writing at least ** prior to expiration of the then existing term.

      9.2. Either party may terminate this Agreement for a material breach by the other party by giving the breaching party written notice, specifying the breach relied on, and giving the breaching party ** to cure such breach. If the default has not been cured at the end of the ** period, then, upon notice thereof to the breaching party by the other, this Agreement shall terminate. Termination for breach will have no effect on performance obligations or amounts to be paid which have accrued up to the effective date of such termination.

      9.3. In the event of any proceedings, voluntary or involuntary, in bankruptcy or insolvency, by or against LTI or BVL, or the appointment with or without the parties' consent of a receiver for either party, the other party shall be entitled to terminate this Agreement without any liability whatsoever. Such termination shall not affect any claim for damages available to the terminating party.

      9.4. In the event that, upon termination of this Agreement pursuant to Sections 9.2 and 9.3 above, or upon a change of circumstances which renders BVL unable or unwilling to continue its obligations under this Agreement, BVL agrees to use its best efforts to transfer to LTI or to LTI's agent such technology and technological know-how as LTI shall reasonably require to ensure that LTI can continue to produce and/or obtain Product. In the event that LTI terminates this Agreement, pursuant to Sections 9.2 and 9.3 above, transition will be conducted in such a manner as to minimize inconvenience to either party.

      9.5. **


                              ARTICLE 10 - NOTICES

      Any and all notices or other communications required or permitted under this Agreement must be in written form and be deemed to have given upon receipt of telefax to the notified party (followed by hard copy of documents) addressed to the party to be notified as listed in the beginning of this Agreement or to such other address as either party shall have theretofore specified in a notice to other in the manner herein provided.

     Contact Addresses:

           Ben Venue Laboratories, Inc.           Liposome Technology Inc.
           300 Northfield Road                    1050 Hamilton Court
           Bedford, Ohio 44146                    Menlo Park, CA 94025

           Attn: Vice President - Marketing       Attn: Corporate Secretary
                 Telefax: (216) 232-2772                (415) 323-9106


                               ARTICLE 11 - WAIVER

      The waiver by either party hereto of any breach or any provision hereof shall not be deemed to be waiver of any prior or subsequent breach of the same or other provision of this Agreement or waiver of the provision itself.


                      ARTICLE 12 - ASSIGNMENT OF AGREEMENT

      Except as provided herein, neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party, which shall not be unreasonably withheld. LTI may assign this Agreement to any purchaser or transferee of all, or substantially all, of LTI's business relating to Product without BVL's prior written consent, but such assignment shall be subject to BVL's subsequent written consent, such consent not to be unreasonably withheld. Any subsequent assignee, purchaser, or transferee shall be bound by the terms of this Agreement.


                           ARTICLE 13 - GOVERNING LAW

      This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Ohio.


                           ARTICLE 14 - FORCE MAJEURE

      BVL shall not be liable for any failure or delay in manufacturing or delivering Product and LTI shall not be liable for any failure to request manufacturing or delivery of ADS, when any such failure or delay shall be caused (directly or indirectly) by fires, flood, earthquakes, accidents, explosions, sabotage, strikes, or other labor disturbances (regardless of the reasonableness of the demands of labor) civil commotions, riots, invasions, wars, acts, restraints, requisitions, regulations, or directions of governmental authorities, shortages of labor, fuel, power, or raw material, inability to obtain equipment or supplies, inability to obtain or delays in transportation, acts of God, or any cause (whether similar or dissimilar to the foregoing) beyond the reasonable control of LTI or BVL, as the case may be.


                           ARTICLE 15 - TITLE OF GOODS

      Title to and risk of loss of the bulk active drug substance and waste, in process and in finished Product, shall **

                           ARTICLE 16 - REPRESENTATION

      BVL shall not make any representation or give any warranty in respect of LTI other than those authorized in writing by LTI from time to time and LTI shall not be liable for any unauthorized warranty or representation that may have been made by BVL and BVL shall incur no liability on behalf of LTI.


                          ARTICLE 17 - ENTIRE AGREEMENT

      This Agreement constitutes the entire understanding between the parties and is intended as a final expression of their agreement and as a complete statement of terms and conditions thereof, and shall not be amended except in writing signed by an authorized representative of each party and specifically referring to this Agreement. If there is any inconsistency between this document and any other writings which are referred to or are incorporated herein, the terms and conditions of this document shall take precedence. This Agreement supersedes any previous agreements or arrangements between the parties and any customary practice of the parties at variance with the terms hereof.


                       ARTICLE 18 - INDEPENDENT CONTRACTOR

      Neither party shall have the right to control the activities of the other in performance of this Agreement and each shall perform as an independent contractor and nothing herein shall be construed to be inconsistent with that relationship or status. Under no circumstances shall the employees or agents of one party be considered employees or agents of the other. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or formal business organization of any kind.


                             ARTICLE 19 - ARBITRATION

      Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by the following procedures: Either party may send the other written notice identifying the matter in dispute and involving the procedures of this Article 19. Within fourteen (14) days after such written notice is given, one or more principals of each party shall meet at a mutually agreeable location in San Francisco, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third-party impartial arbitrator (the "Arbitrator") to whom to submit the matter in dispute for final and binding arbitration. If the parties fail to resolve the dispute by written agreement or agree on the Arbitrator within such twenty-one (21) day period, either party may make written application to the Judicial Arbitration and Mediation Services ("JAMS"), 111 Pine Street, San Francisco, California for the appointment of a single Arbitrator to resolve the dispute by arbitration and at the request of JAMS, the parties shall meet with JAMS at its offices or confer with JAMS by telephone within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. Within thirty (30) days of the selection of the Arbitrator, the parties shall meet in San Francisco, California with such Arbitrator at a place and time designated by the Arbitrator after consultation with the parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be on no more than three consecutive days, and the award shall be made in writing no more than 30 days following the end of the proceeding. Such award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The prevailing party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party's own attorneys' fees and expenses in connection with such proceeding. The nonprevailing party (as determined by the Arbitrator,) shall pay the Arbitrator's fees and expenses.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives.

LIPOSOME TECHNOLOGY, INC.                         BEN VENUE LABORATORIES, INC.

By: \s\ Peter V. Leigh                            By: /s/ Duncan E. McVean
    -------------------------------                  ---------------------------

Title: VP Finance                                 Title: Vice-President
      -----------------------------                     ------------------------


Date: June 30, 1993                               Date: July 29, 1993

      -----------------------------                     ------------------------

SCHEDULE A.


PRODUCT DESCRIPTION

Amphocil-TM-, also known as Amphotericin B Colloidal Dispersion or ABCD, is a sterile, nonpyrogenic, lyophilized parenteral product for intravenous infusion. It is supplied as either 50 mg or 100 mg of amphotericin BP per vial. It is readily reconstituted with Water for Injection to an amphotericin concentration of 5 mg/mL. Amphocil is further diluted with 5% Dextrose for Injection prior to infusion. Amphocil is a near 1:1 molar complex of amphotericin BP and sodium cholesteryl sulphate. **

**

                                 SCHEDULE 1.1.



                              ADS SPECIFICATIONS



       LIPOSOME TECHNOLOGY, INC.              DATE EFFECTIVE:   DEC 03 1992         CONTROLLED DOCUMENT NO.:    13-404-09
                                      ------------------------------------- --------------------------------------------
       RAW MATERIAL ANALYSIS REPORT
                                              SUPERSEDES: 13-404-08                 FORM # LF - 108-07
     --------------------------------------- ------------------------------------- --------------------------------------------
       RAW MATERIAL/COMPONENT                 MATERIAL CODE NO.:                    LTI CONTROL NO.:

                   Amphotericin B, USP                    A-0030
     --------------------------------------- ------------------------------------- --------------------------------------------
       MANUFACTURER/SUPPLIER                  MFG. LOT NO:                          EXPIRATION/RE-EVALUATION DATE

     --------------------------------------- ------------------------------------- --------------------------------------------
       WRITTEN BY                       DATE  APPROVED BY                                 DATE  REFERENCE
       /s/ Gary Gonsales     12/1/92          Andrew Campbell               12-03-92                        USP XXII
                                                                                          21 CFR 449, 4a
     --------------------------------------- -------------------------------------------------  -------------------------------

                ASSAY - TEST       METHOD    SPECIFICATION            ASSAY RESULT       DATE   ANALYST   REFERENCE
     ------- ------------------- ----------- ------------------------------ ------------------  -------- -------- -------------

       1.*    Appearance        Visual        Bright Yellow Powder

       2.     Identity          USP XXII      A.  Ultraviolet absorption
                                                  spectrum exhibits ma
                                                  maxima in the rage of 240
                                                  nm to 320 nm at the same
                                                  wavelengths as that of
                                                  the Amphotericin B
                                                  standard preparation,
                                                  except that an extra peak
                                                  may occur at about 304 nm.

                                              B.  Ultraviolet and visible
                                                  absorption spectrum
                                                  exhibits maxima in the
                                                  range of 320 nm to 400 nm
                                                  at the same wavelengths
                                                  as that of a similar
                                                  preparation of the
                                                  Amphoericin B standard
                                                  preparation.
     ------- ------------------- ----------- -------------------------------------------------  -------- -------- -------------

       PO#:                                   MANUFACTURERS OR SUPPLIERS                             REVIEWED AND VERIFIED
       RETEST INTERVAL:  1 year               (1)  A/S Dumex                (3)
       CERT OF                                                                                       BY: --------------------
       ANALYTICAL:  ___ YES ___ NO            (2)                           (4)
     --------------------------------------  -----------------------------------------------------
                                                                                                     DATE:-------------------
       STORAGE CONDITIONS - SPECIAL REMARKS:                                 SAMPLE QUANTITY:  10
         Preserve in well-sealed, light-resistant containers at 2-8DEG.C        Chemical 10g Pyrogen
         (for Parenteral Use)                                                10g Microbial Burden
         Ref. Std. USP Amphotericin B and USP Nystatin                       RETEST: 5g Chemical
         *RETEST                                                                    10g Microbial
     --------------------------------------------------------------------- ----------------------
                                                                                                                   Page 1 of 2


               ASSAY - TEST        METHOD            SPECIFICATION             ASSAY RESULT       DATE   ANALYST    REFERENCE
     ------- ------------------- ----------- ------------------------------ ------------------  -------- -------- -------------

       3.     Loss on Drying     USP XXII [731]  NMT 5.0% (3 hrs. @ 60DEG.C)

       4.     Residue on         USP XXII        NMT 0.5%
               Ignition             [281]
       5.*    Amphotericin A     USP XXII        NMT 5% calculated on the
                                                  dried basis

       6.*    Assay             USP XXII         NLT 750 ug of C47h73NO per
                                                  mg, calculated on the dry
                                (Antibiotic       basis
                                  Microbial
                                  Assays
                                   [81])

       7.     Rabbit Pyrogen    USP XXII         Passes test, the test dose
                                [151]             being 1.0 mL/kg of a 10
                                                  mg/mL solution



     ------- ------------------- ----------- ------------------------------ ------------------  -------- -------- -------------

                                  SCHEDULE 1.2


                             PRODUCT SPECIFICATIONS

SCHEDULE 4.1

ESTIMATED REQUIREMENTS


                                   **

SCHEDULE 5.1.

PRICE SCHEDULE

**

                                  SCHEDULE 5.4.


                      Documents to be Provided with Product

                   LTI DOCUMENTATION REQUIREMENTS FOR CONTRACT
                        MANUFACTURING OF STERILE PRODUCTS

BATCH RECORD INFORMATION --- REQUIRED FOR EVERY LOT

1. Certificate of Compliance ensuring that the product was manufactured per GMPs

2. Master batch record reviewed and approved by LTI Manufacturing and Quality Assurance personnel prior to manufacturing of product

3.   Completed manufacturing batch record to include the following:

     a.   Formulation / manufacturing instructions

     b.   Manufacturing area and equipment clearance / cleaning verification

     c. Records for equipment and component preparation (including all applicable records and charts)

     d. Filter / filtration information (pre-, and post-use integrity test results)

     e. Lyophilization record charts, if applicable. Include sterilization and leak test records.

     f.   All in-process inspections, sampling and test results

     g.   Equipment and component sterilization records

     h.   Visual inspection records and test results

     i.   Inspection of packaging and labeling area before and after use

     j. Yield calculations, and reconciliation data for bulk and finished product

     k.   Investigation of yield discrepancies and test failures

     l.   Records of finished product labeling, and specimen label(s)

     m.   Completed deviation reports

     n.   Inspection of finished products for correct labeling

4. Certificates of Analysis (including tests, specifications and results) for any raw materials or components supplied by the contract manufacturer

5. Certificate of Analysis for finished product testing performed by the contract manufacturer or by a contract laboratory for the contract manufacturer

6. Statement of equivalent lot numbers for raw materials if LTI control numbers are not directly referenced

7. Environmental monitoring results, or Certificate of Compliance signed by contractor QA department

8. LTI product lot number to be referenced in the batch record as well as on all shipping containers, along with quantity per container



           SUPPORTING DOCUMENTATION -- AVAILABLE UPON REQUEST / AUDIT

1.   Validation data for analytical methods not supplied by LTI

2. Validation data for equipment cleaning or certification that equipment is dedicated

3.   Validation data for major equipment / processes used in manufacturing

4.   Procedures for sampling and testing water, steam compressed gases

5.   Environmental monitoring procedures and data

6.   Standard Operating procedures for manufacturing and testing processes

7.   Calibration records for instrumentation used for LTI processes

8. Training records for employees involved with manufacturing, inspection, or testing of LTI products

9. Other pertinent information related to the manufacture of LTI products (e.g., aseptic media fill data)

                                 ATTACHMENT 8.1.

                        MUTUAL CONFIDENTIALITY AGREEMENT


          This Mutual Confidentiality Agreement (the "Agreement") is entered into as of January 29, 1991 and is by and between Liposome Technology, Inc., 1050 Hamilton Court, Menlo Park, California 94025 ("LTI") and Ben Venue Labs, Inc., 270 Northfield Road, Bedford, Ohio 44146 ("BEN VENUE"). The parties to this Agreement wish to discuss sterile filtration and lyophilization of Stealth Doxorubicin ("S-DOX") and Amphotericin B Colloidal Dispersion ("ABCD"), and in this connection each party may disclose technical data and business information that are proprietary ("Confidential Information"). Each party is willing to disclose Confidential Information under the following terms.

           1. All disclosures of Confidential Information will be identified in writing as falling within the terms of this Agreement.

           2. Each party agrees to hold in confidence all Confidential Information disclosed by the other party and limit disclosure within the party to those individuals with a need-to-know for a period of five (5) years from the date of disclosure, with the exception of Confidential Information which:

               (a) at the time of disclosure is public knowledge or, after disclosure, becomes public knowledge other than through acts or omissions of the receiving party; or

               (b) is known to the receiving party at the time of disclosure and was not acquired, directly or indirectly from the disclosing party; or

               (c) was independently developed, as evidenced by written records, by the receiving party; or

               (d) is disclosed at any time to the receiving party from a third party having the legal right to disclose it.

           3. In the event that Confidential Information is or becomes the subject of a patent application, patent, or copyright under the laws of the United States or any other country, the receiving party agrees that the disclosing party will have all the rights and remedies available to it as a result of said patent applications, patents or copyrights.

           4. Each party may disclose Confidential Information to the extent disclosure is reasonably required in complying with applicable laws or regulations.

           5. Neither party shall use any Confidential Information of the other party for any purpose other than that contemplated hereunder. This Agreement does not constitute a license, grant or any other right to use Confidential Information of the other party other than as specified herein.

           6. Each party agrees to return the other party's written Confidential Information in the event that the parties decide to terminate the activities contemplated hereunder.

           7. This Agreement shall be construed in accordance with the laws of the State of California.


          IN WITNESS THEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


LIPOSOME TECHNOLOGY, INC.                    BEN VENUE LABORATORIES, INC.


By:\s\ Carl F. Grove                         By:\s\ Duncan E. McVean
   --------------------------------             ------------------------------

Title:VP R&D Planning/Admin                  Title:Vice President
      ----------------------------                ----------------------------

Date:January 29, 1991                        Date:February 4, 1991
     -----------------------------                ----------------------------